================================================================================
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase dated August 10, 1998 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Lazard Freres & Co. LLC and Goldman, Sachs & Co. or
   one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                                AMP INCORPORATED

                                       AT

                              $44.50 NET PER SHARE

                                       BY

                          PMA ACQUISITION CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                               ALLIEDSIGNAL INC.

     PMA Acquisition Corporation, a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of AlliedSignal Inc., a Delaware corporation (the "Parent"), is offering to purchase all outstanding shares of common stock, without par value (the "Shares"), of AMP Incorporated, a Pennsylvania corporation (the "Company"), including the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Shareholder Rights Plan, dated as of October 15, 1989, between the Company and Manufacturers Hanover Trust and the Amendment Rights Agreement, dated September 4, 1992, between the Company and Chemical Bank, at a price of $44.50 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 10, 1998 and in the related Letter of Transmittal (which, as either may be amended or supplemented from time to time, collectively constitute the "Offer"). Unless the content otherwise requires, all references herein to Shares shall include the Rights, and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreements referred to above, including the right to receive payment due upon redemption of the Rights.

     The purpose of the Offer is to enable the Purchaser to acquire control of and the entire equity interest in the Company.


 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON FRIDAY, SEPTEMBER 11, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF ALL OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS; (2) THE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY'S BOARD OF DIRECTORS OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER; (3) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED PURSUANT TO CHAPTER 25, SUBCHAPTER F OF THE PENNSYLVANIA BUSINESS CORPORATION LAW (THE "BUSINESS COMBINATION STATUTE") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE BUSINESS COMBINATION STATUTE IS INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER; (4) THE PURCHASER HAVING BEEN ACCORDED THE RIGHT TO VOTE THE SHARES ACQUIRED BY IT PURSUANT TO THE OFFER UNDER CHAPTER 25, SUBCHAPTER G OF THE PENNSYLVANIA BUSINESS CORPORATION LAW; AND (5) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 HAVING EXPIRED OR TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting the payments to validly tendering shareholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares or timely Book-Entry Confirmation (as defined in the Offer to Purchase) of a book-entry transfer of the Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) and, if the Distribution Date (as defined in the Offer to Purchase) occurs, certificates for the associated Rights or timely Book-Entry Confirmation of such Rights, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile) with all required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making payment.

     Except as otherwise provided below, tenders of Shares (and, if applicable Rights) made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after September 11, 1998. Shares may not be withdrawn unless the associated Rights are also withdrawn. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back page of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the serial numbers on these certificates must be submitted to the Depositary and, unless the Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in
Section 4 of the Offer to Purchase. Withdrawals of Shares may not be rescinded. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

     A request is being made to the Company for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by the Company with this request, the Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on shareholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser following receipt of these lists or listings from the Company or by the Company if it so elects.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Managers, as set forth below, and copies will be furnished at the Purchaser's expense. Neither the Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares and Rights pursuant to the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000

                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

                     The Dealer Managers for the Offer are:

LAZARD FRERES & CO. LLC                                 GOLDMAN, SACHS & CO.
 30 Rockefeller Plaza                                     85 Broad Street
  New York, NY 10020                                  New York, New York 10004


August 10, 1998

================================================================================